Exhibit 99.1

JM Global Holding Company Announces Pricing of $50 Million Initial Public Offering

NEW YORK, July 23, 2015 -- JM Global Holding Company (the “Company”) announced today that it priced its initial public offering of 5,000,000 units at $10.00 per unit. Each unit issued in the initial public offering consists of one share of the Company’s common stock and one warrant to purchase one-half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per full share). The units are expected to begin trading Friday, July 24, 2015, on the NASDAQ Capital Market under the symbol "WYIGU". Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Capital Market under the symbols "WYIG" and "WYIGW," respectively. The closing of the Company’s initial public offering is expected to be consummated on or about July 29, 2015.

The Company is a recently formed blank check company that will seek to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the company’s search for a target business is not limited to a particular industry or geographic region, it intends to focus its search for a target business in the consumer products industry in the United States (which may include a business based in the United States which has distribution opportunities outside the United States).

Cantor Fitzgerald & Co. is acting as the sole underwriter for the offering. JM Global Holding Company has granted the underwriter a 45-day option to purchase up to an additional 750,000 units to cover over-allotments, if any, in the public offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on July 23, 2015.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, NY 10022 Attention: Capital Markets, email: Prospectus@Cantor.com.

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Tim Richerson

Chief Executive Officer

JM Global Holding Company

561-900-3672